Exhibit 99.2

V. I. TECHNOLOGIES, INC.

Pro Forma

Consolidated Condensed

Balance Sheet

At March 29, 2003

(unaudited) (in thousands)

	As Reported March 29, 2003	Pro Forma Adjustments		Pro Forma March 29, 2003
ASSETS
Cash	$4,191	$18,351	Note 1	$17,542
		(5,000)	Note 2

Prepaid expenses and other assets	3,012	(216)	Note 3	2,796
Other receivables, net	4,294	—		4,294
Property and equipment, net	4,775	—		4,775
Intangible assets, net and goodwill	3,303	—		3,303

Total assets	$19,575	$13,135		$32,710

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving credit facility	$5,000	$(5,000)	Note 2	$—
Accounts payable and accrued expenses	3,366	123	Note 3	3,489
Advances	2,185	—		2,185
Other liabilities	2,512	—		2,512

Total liabilities	13,063	(4,877)		8,186

Common stock and additional paid-in capital	141,709	18,351	Note 1	159,721
		(339)	Note 3

Accumulated deficit	(135,197)	—		(135,197)

Total stockholders’ equity	6,512	18,012		24,524

Total liabilities and stockholders’ equity	$19,575	$13,135		$32,710

V.I. Technologies, Inc.

Notes to the Pro Forma Consolidated Condensed Balance Sheet at March 29, 2003

Note 1.

V.I. Technologies, Inc. (“Vitex”) received $14.351 million from the rights offering and $4.0 million from Pall Corporation (“Pall”) under an equity milestone investment for a total of $18.351 million. The final closing for the transactions was completed on June 4, 2003.

Note 2.

Vitex, in accordance with terms of the Pall milestone investment, used $5.0 million in proceeds from the equity transactions to repay in full the outstanding balance under a revolving credit facility provided by Pall. The credit facility terminated with the repayment.

Note 3.

Costs associated with the equity transactions including legal, accounting, printing and related costs totaling $339 thousand were offset within stockholders equity against the proceeds of the financings. Approximately $216 thousand of these costs were incurred prior to March 29, 2003 and had been recorded within prepaid expenses. The balance of $123 thousand was incurred subsequent to the Balance Sheet date and is presented as an increase in accrued expenses.